EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of China Wind Systems, Inc. on Form S-8, File No. 333-165931, of our report dated March 30, 2011 for the years ended December 31, 2010 and December 31, 2009, appearing in the annual report on Form 10-K of China Wind Systems, Inc. for the year ended December 31, 2010.

Sherb & Co., LLP
/s/ Sherb & Co., LLP

March 30, 2011